Exhibit (c)(ii)

December 6, 2024 Project Sparta Preliminary Materials for the Board of Directors of Superior Energy Services, Inc. Strictly Confidential Project Sparta Preliminary Materials for the Board of Directors of Superior Energy Services, Inc.

01 EXECUTIVE SUMMARY 3 02 PRELIMINARY FINANCIAL ANALYSES 5 03 ADDITIONAL CONSIDERATIONS 12 Selected Illustrative Accretion / Dilution Calculations 13 Selected Illustrative Precedent “Going-Dark” Transaction 16 Observations 04 APPENDIX 20 Weighted Average Cost of Capital 21 Benchmarking Data 24 Selected Illustrative “Going Dark” Transaction Detail 29 05 DISCLAIMER 33

01 EXECUTIVE SUMMARY CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Engagement Overview ? Superior Energy Services, Inc. (the “Company”) and the Board of Directors of the Company (the “Board”) are considering that the Company effect a reverse-stock split of the Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a yet-to-be-determined ratio (the “Reverse Stock Split”). ? Each share of Common Stock held by a stockholder of record that owns less than a yet-to-be-determined number of shares immediately prior to the effective time of the Reverse Stock Split (such stockholders, the “Cashed-Out Stockholders”) would be converted into the right to receive a yet-to-be-determined amount of cash per share (the “Consideration”), and such Cashed-Out Stockholders would no longer be stockholders of the Company. ? Immediately following the Reverse Stock Split, the Company may effect a forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”), which would reconvert whole shares and fractional share interests held by the stockholders that own at least a yet-to-be-number of shares immediately prior to the effective time of the Reverse Stock Split (the “Continuing Stockholders”) back into the same number of shares of the Company’s Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Reverse Stock Split. ? As a result of the Forward Stock Split, the total number of shares of the Company’s Common Stock held by a Continuing Stockholder would not change as a result of the Transaction and the Continuing Stockholders would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. ? We understand that the Company and the Board are considering certain matters relating to the Transaction for the purpose of effecting a “Rule 13e-3 transaction.” ? Houlihan Lokey has been retained by the Company on behalf of, and will report solely to, the Board, notwithstanding that Houlihan Lokey’s fees and expenses will be paid by the Company, and that certain covenants and representations are made by the Company herein. ? We understand that the Board has requested that Houlihan Lokey (i) provide to it certain financial and valuation analyses with respect to the Transaction and (ii) render to it a written opinion (“Opinion”) as to whether the Consideration to be received by the Cashed-Out Stockholders in the Reverse Stock Split is fair to such Cashed-Out Stockholders from a financial point of view. 4 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

02 PRELIMINARY FINANCIAL ANALYSES CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Preliminary Financial Analyses Summary Implied Equity Value per Share Reference Range (dollars per share) FY 2024E EBITDA 4.75x – 5.50x $73.48 $83.75 Selected Companies Analysis FY 2025E EBITDA 4.25x – 5.00x $71.55 $82.58 LTM 10/31/24 EBITDA Selected Transaction 4.00x – 5.00x Analysis $67.12 $81.25 Terminal Multiple Discounted Cash 4.00x – 5.00x Flow Analysis Discount Rate $70.08 $84.53 10.50% - 12.50% $50.00 $60.00 $70.00 $80.00 $90.00 $100.00 Note: No weighting ascribed to any particular methodology. 6 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Preliminary Financial Analyses Summary (cont.)

(dollars in millions, except per share values)

	Selected Companies Analysis CY 2024E Adjusted EBITDA			Selected Companies Analysis CY 2025E Adjusted EBITDA			Selected Transactions Analysis LTM Ended 10/31/24 Adjusted EBITDA			Discounted Cash Flow Analysis Terminal Multiple 4.0x -- 5.0x Discount Rate		
Corresponding Base Amount		$251.9			$272.3			$267.0		10.5%	--	12.5%
Selected Multiples Range	4.75x	--	5.50x	4.25x	--	5.00x	4.00x	--	5.00x			
Implied Enterprise Value Reference Range	$1,196.4	--	$1,385.3	$1,157.4	--	$1,361.7	$1,067.8	--	$1,334.8	$1,127.7	--	$1,401.0
Cash and Cash Equivalents as of 10/31/2024 [1] [2]	401.5	--	401.5	401.5	--	401.5	401.5	--	401.5	401.5	--	401.5
Other Asset as of 10/31/2024 [1] [3] [4]	73.1	--	83.1	73.1	--	83.1	73.1	--	83.1	73.1	--	83.1
Implied Total Enterprise Value Reference Range	$1,671.0	--	$1,869.9	$1,632.1	--	$1,846.3	$1,542.4	--	$1,819.4	$1,602.3	--	$1,885.7
Total Debt as of 10/31/2024 [1]	0.0	--	0.0	0.0	--	0.0	0.0	--	0.0	0.0	--	0.0
Other Liability as of 10/31/2024 [1] [5]	(185.6)	--	(176.8)	(185.6)	--	(176.8)	(185.6)	--	(176.8)	(185.6)	--	(176.8)
Implied Total Equity Value Reference Range	$1,485.4	--	$1,693.1	$1,446.5	--	$1,669.5	$1,356.9	--	$1,642.6	$1,416.7	--	$1,708.8
Shares Outstanding [1]	20.2	--	20.2	20.2	--	20.2	20.2	--	20.2	20.2	--	20.2
Implied Equity Value Per Share Reference Range	**$73.48**	--	**$83.75**	**$71.55**	--	**$82.58**	**$67.12**	--	**$81.25**	**$70.08**	--	**$84.53**

1. Per Company management.
2. Includes restricted cash of $54.9 million associated with decommissioning liabilities and held in escrow to secure future decommissioning obligations.
3. Includes $73.1 million of notes receivable (the Company has decommissioning liabilities related to an oil and gas property acquired by the Company; notes receivable consist of a commitment from the seller of the oil and gas property for costs associated with the abandonment of the property, wherein the Company invoices the seller at the completion of certain decommissioning activities).
4. High end of range includes a potential recovery from the Washington State Sales Tax appeal of $10 million.
5. Includes (i) current and long-term decommissioning liabilities of $167.9 million related to an oil and gas property acquired by the Company, (ii) contingent liabilities of $4.1 million – $12.9 million associated with certain litigation settlements, and (iii) $4.8 million related to certain severance payments.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CY refers to Calendar Year.
E refers to Estimated.
Source: Company management.

7 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Historical and Projected Financial Information

(dollars in millions)

	2022A	2023A	LTM Ended 10/31/2024	Calendar Year Ending December 31, 2024E	2025E	2026E	2027E	2028E	CAGR 2023 to 2028E	CAGR 2024E to 2028E
Services	375.4	348.5		310.9	332.0	344.4	356.5	367.8		
Rentals	309.3	347.8		310.7	327.5	342.8	358.9	372.0		
Product Sales	199.3	223.1		197.2	220.8	249.3	270.7	277.7		
Total Revenue	**$884.0**	**$919.4**	**$851.6**	**$818.8**	**$880.3**	**$936.5**	**$986.1**	**$1,017.5**	**2.0%**	**5.6%**
Growth %	*27.2%*	*4.0%*		*-10.9%*	*7.5%*	*6.4%*	*5.3%*	*3.2%*		
Cost of Sales	(477.0)	(474.1)	(453.7)	(435.7)	(468.3)	(507.5)	(543.2)	(564.0)		
General & Administrative	(128.3)	(125.7)	(135.9)	(136.3)	(139.7)	(143.0)	(146.3)	(149.8)		
Other Gains (Losses)	22.8	3.3	(5.1)	(3.9)	0.0	0.0	0.0	0.0		
Total Adjustments [1]	(19.4)	(0.5)	10.1	9.1	0.0	0.0	0.0	0.0		
Adjusted EBITDA	**$282.1**	**$322.4**	**$267.0**	**$251.9**	**$272.3**	**$286.0**	**$296.6**	**$303.8**	**-1.2%**	**4.8%**
Margin %	*31.9%*	*35.1%*	*31.3%*	*30.8%*	*30.9%*	*30.5%*	*30.1%*	*29.9%*		
Growth %	*132.1%*	*14.3%*		*-21.9%*	*8.1%*	*5.0%*	*3.7%*	*2.4%*		
Additional Financial Information										
Depreciation & Amortization	$98.1	$81.1	$82.4	$83.2	$83.2	$83.3	$83.4	$83.6		
Capital Expenditures	($65.8)	($74.5)	($76.1)	($105.1)	($83.9)	($85.8)	($87.9)	($89.9)		
Decrease (Increase) in Net Working Capital [2]	($73.1)	($64.9)		$48.4	($51.9)	($8.8)	($9.3)	($8.4)		

1. *Total Adjustments:*

	2022A	2023A	LTM Ended 10/31/2024	2024E	2025E	2026E	2027E	2028E
Restructuring and Transaction Costs	*$8.8*	*$3.3*	*13.9*	*5.9*	*0.0*	*0.0*	*0.0*	*0.0*
Severance Costs	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
Shut-down and Write-down Costs	*1.1*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
Other Special Items [3]	*(29.4)*	*(3.8)*	*(3.8)*	*3.2*	*0.0*	*0.0*	*0.0*	*0.0*
Total Adjustments	***($19.4)***	***($0.5)***	***$10.1***	***$9.1***	***$0.0***	***$0.0***	***$0.0***	***$0.0***

2. *Net of Cash & Cash Equivalents.*
3. *Includes COGS adjustments for gains and losses on certain asset sales.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CAGR refers to Compound Annual Growth Rate.
E refers to Estimated.
LTM refers to Latest 12 Months.
Source: Company management.

8 Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Companies Analysis (dollars in millions) Share Equity Market Enterprise Enterprise Value [1] to Adjusted EBITDA Selected Company Price [2] Value [2] [3] Value [2] [3] CY 2024E [4] CY 2025E [4] Expro Group Holdings N.V. $13.11 $1,570.9 $1,543.6 ## 5.8x 5.2x Helix Energy Solutions Group, Inc. $10.62 $1,653.2 $1,643.8 5.6x 4.5x Oceaneering International, Inc. $28.73 $2,969.1 $2,997.0 8.7x 7.4x Oil States International, Inc. $5.37 $351.3 $430.6 5.4x 4.8x Ranger Energy Services, Inc. $16.88 $388.9 $398.5 5.6x 5.0x RPC, Inc. $6.35 $1,387.5 $1,114.9 4.7x 4.8x Weatherford International plc $84.80 $6,160.9 $6,899.9 4.9x 4.8x Low 4.7x 4.5x High 8.7x 7.4x Median 5.6x 4.8x Mean 5.8x 5.2x Note: No company used in this analysis for comparative purposes is identical to the Company. 1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents. 2. Based on closing prices as of 12/4/24. 3. Based on diluted shares. 4. Multiples based on forward looking financial information have been calendarized to the Company’s fiscal year end of December 31st. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. CY refers to Calendar Year. E refers to Estimated. Source: Capital IQ and public filings. 9 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
7/25/2024	Pending	KCA Deutag	Helmerich & Payne, Inc.	$1,972.5	5.8x [3]	NA
7/9/2024	9/11/2024	Mobile Energy Rentals LLC	Solaris Oilfield Infrastructure, Inc. (nka:Solaris Energy Infrastructure, Inc.)	$200.0	4.0x [4]	NA
2/12/2024	5/15/2024	Coretrax Technology Ltd.	Expro Group Holdings N.V.	$210.0	4.7x [5]	NA
11/30/2023	11/30/2023	Alfred Cheyne Engineering Limited	Ashtead Technology Holdings Plc	$67.9	3.9x	31.6%
11/2/2023	1/4/2024	Variperm Energy Services Inc.	Forum Energy Technologies, Inc.	$193.5	3.7x	41.1%
9/7/2023	11/8/2023	CWC Energy Services Corp.	Precision Drilling Corporation	$105.4	3.3x	19.8%
7/31/2023	7/31/2023	Great North Wellhead & Frac	TIW Canada Ltd.	$103.0	4.1x	25.0%
7/5/2023	8/14/2023	Ulterra Drilling Technologies, L.P.	Patterson-UTI Energy, Inc.	$814.0	4.8x [6]	NA
Low				$67.9	3.3x	19.8%
High				$1,972.5	5.8x	41.1%
Median				$196.8	4.1x	28.3%
Mean				$458.3	4.3x	29.4%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.

1. *Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.*
2. *Based on reported metric for the most recent LTM period prior to the announcement of the transaction.*
3. *Reflects Calander Quarter 1Q24 annualized Operating EBITDA.*
4. *Reflects Calander Quarter 3Q24 annualized run-rate forecasted Adjusted EBITDA.*
5. *Reflects estimated full year 2024 Adjusted EBITDA.*
6. *Reflects estimated full year 2023 EBITDA.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
LTM refers to last twelve months.
NA refers to not available.
Sources: Capital IQ, public filings and press releases.

10 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Discounted Cash Flow Analysis

Exit Multiple

(dollars in millions)

	Projected Calendar Year Ending December 31,				
	2024E [1]	2025E	2026E	2027E	2028E
Total Revenue	**$141.6**	**$880.3**	**$936.5**	**$986.1**	**$1,017.5**
Growth %		*7.5%*	*6.4%*	*5.3%*	*3.2%*
Cost of Sales	(74.5)	(468.3)	(507.5)	(543.2)	(564.0)
General & Administrative	(23.0)	(139.7)	(143.0)	(146.3)	(149.8)
Other Gains (Losses)	0.0	0.0	0.0	0.0	0.0
Total Adjustments	0.0	0.0	0.0	0.0	0.0
Adjusted EBITDA	**$44.1**	**$272.3**	**$286.0**	**$296.6**	**$303.8**
Margin %	*31.2%*	*30.9%*	*30.5%*	*30.1%*	*29.9%*
Depreciation & Amortization	(3.5)	(83.2)	(83.3)	(83.4)	(83.6)
Adjusted EBIT	**$40.6**	**$189.1**	**$202.6**	**$213.1**	**$220.2**
Taxes [2]	(8.3)	(41.2)	(51.5)	(65.7)	(71.0)
Unlevered Earnings	**$32.3**	**$147.9**	**$151.1**	**$147.4**	**$149.2**
Depreciation & Amortization	3.5	83.2	83.3	83.4	83.6
Capital Expenditures	(25.1)	(83.9)	(85.8)	(87.9)	(89.9)
Decrease (Increase) in Net Working Capital	(14.7)	(51.9)	(8.8)	(9.3)	(8.4)
Unlevered Free Cash Flows	**($4.1)**	**$95.4**	**$139.8**	**$133.7**	**$134.4**

	Implied Perpetual Growth Rate [3]		
Discount Rate	4.0x	4.5x	5.0x
10.50%	-1.7%	-0.5%	0.5%
11.00%	-1.3%	0.0%	1.0%
11.50%	-0.9%	0.4%	1.4%
12.00%	-0.4%	0.8%	1.8%
12.50%	0.0%	1.2%	2.3%

	Present Value of Cash Flows (2024E - 2028E)		PV of Terminal Value as a Multiple of 2028 Adjusted EBITDA				Implied Enterprise Value		
Discount Rate			4.0x	4.5x	5.0x		4.0x	4.5x	5.0x
10.50%	$399.2		$801.5	$901.6	$1,001.8		$1,200.7	$1,300.8	$1,401.0
11.00%	$395.3		$786.5	$884.8	$983.2		$1,181.8	$1,280.1	$1,378.4
11.50%	$391.4	+	$771.9	$868.4	$964.9	=	$1,163.4	$1,259.9	$1,356.3
12.00%	$387.6		$757.7	$852.4	$947.1		$1,145.3	$1,240.0	$1,334.7
12.50%	$383.9		$743.7	$836.7	$929.7		$1,127.7	$1,220.6	$1,313.6

	PV of Terminal Value as a % of Enterprise Value		
Discount Rate	4.0x	4.5x	5.0x
10.50%	66.8%	69.3%	71.5%
11.00%	66.6%	69.1%	71.3%
11.50%	66.4%	68.9%	71.1%
12.00%	66.2%	68.7%	71.0%
12.50%	66.0%	68.5%	70.8%

Note: Present values as of 10/31/24; mid-year convention applied. Refer to WACC calculation for derivation of discount rate.
1. Represents a stub period reflecting 2 months of Q4'24E.
2. Represents projected cash taxes net of deferred tax asset usage, per Company management.
3. Implied from corresponding discount rate and 2028E Adjusted EBITDA multiple.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
E refers to Estimated.
PV refers to Present Value.
Source: Company management.

11 | Houlihan Lokey
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03 ADDITIONAL CONSIDERATIONS CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

ADDITIONAL CONSIDERATIONS 03 Selected Illustrative Accretion / Dilution Calculations CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Illustrative Accretion / Dilution Calculations
Adjusted EBITDA

- The Transaction is accretive to the Company's adjusted EBITDA per share in the 2025E – 2028E period.
  - This stems from the recurring nature of the Company's assumed run-rate realized cost savings.

(shares outstanding and dollars in millions, except per share values)

	Calendar Year Ending December 31,			
	2025E	2026E	2027E	2028E
Status Quo Adjusted EBITDA [1]	**$272.3**	**$286.0**	**$296.6**	**$303.8**
Status Quo Diluted Shares Outstanding [2]	20.2	20.2	20.3	20.3
Status Quo Adjusted EBITDA per Share	**$13.46**	**$14.13**	**$14.64**	**$14.99**
Identified Public Company Cost Savings [3]	1.6	1.6	1.6	1.6
Net Pre-Tax Stock Splits Cost Savings [4]	1.6	1.6	1.6	1.6
Pro Forma Adjusted EBITDA	**$273.9**	**$287.6**	**$298.2**	**$305.4**
Status Quo Diluted Shares Outstanding [2]	20.2	20.2	20.3	20.3
Cashed-Out Shares [5]	(0.1)	(0.1)	(0.1)	(0.1)
Adjusted Diluted Common Shares Outstanding	20.1	20.2	20.2	20.2
Pro Forma Adjusted EBITDA per Share	**$13.60**	**$14.27**	**$14.79**	**$15.14**
Implied Accretion / (Dilution) [6]	**1.0%**	**1.0%**	**1.0%**	**1.0%**

1. Per Company management.
2. Reflects (i) diluted share count as of 11/11/24 and (ii) ratable annual vesting of ~0.05 million restricted stock units outstanding over four years.
3. Represents estimated cost savings while retaining 50% of internal audit expenses, per Company management.
4. Excludes non-recurring advisory, accounting and filling fees associated with effecting the Reverse Stock Split estimated at $0.9 million, per Company management.
5. Per Company management. Assumes (i) only those shareholders with less than one share after the Reverse Stock Split are cashed out and (ii) an illustrative reverse stock split ratio of 1:750.
6. Computed as (i) difference between Pro Forma Adjusted EBITDA per Share and Status Quo Adjusted EBITDA per Share, divided by (ii) Status Quo Adjusted EBITDA per Share.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
Sources: Company management and public filings.

14 Houlihan Lokey
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Selected Illustrative Accretion / Dilution Calculations (cont.)
Earnings per Share

- The Transaction is accretive to the Company's earnings per share in the 2025E – 2028E period.
  - This stems from the recurring nature of the Company's assumed run-rate realized cost savings.

(shares outstanding and dollars in millions, except per share values)

	Calendar Year Ending December 31,			
	2025E	2026E	2027E	2028E
Status Quo Net Income [1]	**$136.2**	**$146.1**	**$153.8**	**$159.1**
Status Quo Diluted Shares Outstanding [2]	20.2	20.2	20.3	20.3
Status Quo Earnings / (Loss) per Share	**$6.73**	**$7.22**	**$7.59**	**$7.85**
Identified Public Company Cost Savings [3]	1.6	1.6	1.6	1.6
Net Pre-Tax Stock Splits Cost Savings [4]	1.6	1.6	1.6	1.6
Incremental Taxes [5]	(0.3)	(0.4)	(0.5)	(0.5)
Pro Forma Net Income	**$137.4**	**$147.3**	**$154.9**	**$160.2**
Status Quo Diluted Shares Outstanding [2]	20.2	20.2	20.3	20.3
Cashed-Out Shares [6]	(0.1)	(0.1)	(0.1)	(0.1)
Adjusted Diluted Common Shares Outstanding	20.1	20.2	20.2	20.2
Pro Forma Earnings / (Loss) per Share	**$6.82**	**$7.31**	**$7.68**	**$7.94**
Implied Accretion / (Dilution) [7]	**1.4%**	**1.3%**	**1.2%**	**1.1%**

1. *Per Company management. Does not take into consideration any foregone interest income in connection with the Transaction.*
2. *Reflects (i) diluted share count as of 11/11/24 and (ii) ratable annual vesting of ~0.05 million restricted stock units outstanding over four years.*
3. *Represents estimated cost savings while retaining 50% of internal audit expenses, per Company management.*
4. *Excludes non-recurring advisory, accounting and filling fees associated with effecting the Reverse Stock Split estimated at $0.9 million, per company management.*
5. *Reflects (i) periodic effective tax rates based on actual cash taxes projected for each period, per Company management, multiplied by (ii) Net Pre-Tax Stock Splits Cost Savings.*
6. *Per Company management. Assumes (i) only those shareholders with less than one share after the Reverse Stock Split are cashed out and (ii) an illustrative reverse stock split ratio of 1:750.*
7. *Computed as (i) difference between Pro Forma Earnings / (Loss) per Share and Status Quo Earnings / (Loss) per Share, divided by (ii) Status Quo Earnings / (Loss) per Share. Not meaningful figure in CY 2019E due to negative status quo and pro forma net income.*

E refers to Estimated.
Sources: Company management and public filings.

15 | Houlihan Lokey
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ADDITIONAL CONSIDERATIONS 03 Selected Illustrative Precedent “Going-Dark” Transaction Observations CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Effect of Premium on Continuing Shareholder Value

Illustrative Calculations

Effect of Premium on Continuing Shareholder Value Calculations

(shares outstanding and dollars in millions, except per share values)

Illustrative Inputs [1]		
Total Diluted Shares Outstanding	20.2	
Illustrative Share Price	$60.00	
Illustrative Market Capitalization	$1,213.0	A

Stock Splits Assumptions	
Illustrative % of Shares Cashed Out	0.442%
Cash Out Price per Share	$75.00
Implied Premium	*25.0%*

Stock Splits Calculations		
Computed Transaction Value	$6.7	B
Implied Aggregate Premium Paid	*$1.3*	C
Effect of Premium on Continuing Stockholders	0.111%	D

D = C / (A – B)

Effect of Premium on Continuing Shareholder Value Based on % of Cashed Out Shares [2] [3]

(dollars per share in actuals)

Illustrative Cash Out Price Per Share	Illustrative % of Shares Oustanding Cashed Out in Stock Splits [3]: 0.100%	0.343% [4]	0.442% [5]	0.500%	0.700%
$65.00	0.008%	0.029%	0.037%	0.042%	0.059%
$70.00	0.017%	0.057%	0.074%	0.084%	0.118%
$75.00	0.025%	0.086%	0.111%	0.126%	0.177%
$80.00	0.033%	0.115%	0.148%	0.168%	0.236%
$85.00	0.042%	0.144%	0.185%	0.210%	0.295%

1. Shares outstanding per Company management.
2. Effect on Premium on Continuing Shareholders computed as: ((Cash-Out Price – Illustrative Share Price) * Shares Repurchased) / (Illustrative Market Capitalization - Transaction Value).
3. Pre Stock-Split shares and dilutive securities based per Company management. Includes 20.2 million common shares outstanding as of 11/11/24. Does not include 0.4 million unvested restricted stock units, per Company management.
4. Reflects estimated percentage of shares associated with Cashed-Out Stockholders, assuming (i) only those shareholders with less than one share after the Reverse Stock Split are cashed out and (ii) a 1:500 reverse stock split ratio per, per Company management.
5. Reflects estimated percentage of shares associated with Cashed-Out Stockholders, assuming (i) only those shareholders with less than one share after the Reverse Stock Split are cashed out and (ii) a 1:750 reverse stock split ratio per, per Company management.

Sources: Company management.

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Selected Illustrative “Going-Dark” Transactions Selected Transaction and Benchmarking Observations Implied One-Day Cash-Out Premiums Paid – Informational Only [1] 150.0% We note that the Company does not trade, 125.2% 125.0% and the concept of a premium does not directly apply in the Transaction. 100.0% 77.3% 75.0% 55.0% 50.0% 27.5% 35.5% 21.6% 24.2% 25.0% 13.5% 17.3% 11.2% 3.0% 5.5% 0.0% 5th Percentile 10th Percentile 20th Percentile 30th Percentile 40th Percentile 50th Percentile 60th Percentile 70th Percentile 80th Percentile 90th Percentile 95th Percentile Max Shares Repurchased as % of Outstanding 53.3% 15.0% 12.5% 10.0% 8.2% 7.7% 7.5% 5.0% 4.9% 2.5% 0.4% 1.3% 0.0% 0.3% 0.0% Low Company - 1:500 Company - 1:750 25th Percentile Median Mean 75th Percentile High Ratio Ratio Note: We note that the Company does not trade, and the concept of a premium does not directly apply in the Transaction. 1. Reflects Cash-Out Price per Share divided by One-Day Pre-Announcement Share Price. Excludes transactions with negative cash-out premiums. Sources: Company management, Capital IQ, public filings and press releases. 18 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Company “Going-Dark” Analysis Remaining Number of Shareholders Following Reverse Split Illustrative Aggregate Reverse Stock Split Consideration (dollars in millions, except per share values) 600 546 500 Illustrative Reverse Stock Split Ratio 400 500:1 750:1 1,000:1 1,500:1 $65.00 $4.5 $5.8 $8.2 $9.8 300 e r 232 v ut 199 ti Pe e $70.00 $4.9 $6.3 $8.8 $10.6 O r Shareholders 200 154 133 r a sh ce ha $75.00 $5.2 $6.7 $9.4 $11.3 of r i S # 100 lust $80.00 $5.5 $7.2 $10.1 $12.1 l I Ca P 0 $85.00 $5.9 $7.6 $10.7 $12.8 No split 500:1 Ratio 750:1 Ratio 1,000:1 1,500:1 Ratio Ratio Shares Repurchased as % of Outstanding 0.8% 0.7% Out 0.7% 0.6% 0.6% Cashed 0.5% 0.4% 0.4% 0.3% 0.3% Shares 0.2% of 0.1% % 0.0% 0.0% No split 500:1 Ratio750:1 Ratio 1,000:1 1,500:1 Ratio Ratio Sources: Company management. 19 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

04 APPENDIX CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

APPENDIX 04 Weighted Average Cost of Capital CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Weighted Average Cost of Capital Calculation

Selected Company	Total Debt to Total Cap [1] [2]	Dd to Total Cap [1] [3]	Dnd to Total Cap [1] [4]	Total Debt to Equity Market Value [2] [5]	Dd to Equity Market Value [3] [5]	Dnd to Equity Market Value [4] [5]	Pfd. Stock to Total Cap [1] [6]	Equity Market Value to Total Cap [1] [5]	Pfd. Stock to Equity Market Value [5] [6]
Expro Group Holdings N.V.	8.1%	8.1%	0.0%	8.8%	8.8%	0.0%	0.0%	91.9%	0.0%
Helix Energy Solutions Group, Inc.	16.0%	16.0%	0.0%	19.0%	19.0%	0.0%	0.0%	84.0%	0.0%
Oceaneering International, Inc.	13.9%	13.9%	0.0%	16.2%	16.2%	0.0%	0.0%	86.1%	0.0%
Oil States International, Inc.	26.3%	26.3%	0.0%	35.7%	35.7%	0.0%	0.0%	73.7%	0.0%
Ranger Energy Services, Inc.	5.9%	5.9%	0.0%	6.3%	6.3%	0.0%	0.0%	94.1%	0.0%
RPC, Inc.	0.3%	0.3%	0.0%	0.3%	0.3%	0.0%	0.0%	99.7%	0.0%
Weatherford International plc	21.1%	21.1%	0.0%	26.7%	26.7%	0.0%	0.0%	78.9%	0.0%
Median	13.9%	13.9%	0.0%	16.2%	16.2%	0.0%	0.0%	86.1%	0.0%
Mean	13.1%	13.1%	0.0%	16.1%	16.1%	0.0%	0.0%	86.9%	0.0%

Selected Company	Levered Beta [7]	Unlevered Beta [8]	Equity Risk Premium [9]	Size Premium [10]	Cost of Equity [11]	Cost of Debt [12]	Cost of Pfd. Stock [13]	WACC
Expro Group Holdings N.V.	0.48	0.45	5.50%	1.39%	8.5%	8.2%	NA	8.3%
Helix Energy Solutions Group, Inc.	2.13	1.87	5.50%	1.39%	17.5%	9.4%	NA	15.8%
Oceaneering International, Inc.	1.87	1.70	5.50%	1.21%	16.0%	6.0%	NA	14.3%
Oil States International, Inc.	1.60	1.28	5.50%	1.99%	15.2%	4.8%	NA	12.1%
Ranger Energy Services, Inc.	0.54	0.52	5.50%	1.99%	9.4%	6.5%	NA	9.1%
RPC, Inc.	0.75	0.75	5.50%	1.39%	10.0%	8.4%	NA	10.0%
Weatherford International plc	1.11	0.94	5.50%	0.64%	11.2%	8.6%	NA	10.1%
Median	1.11	0.94			11.2%	8.2%	NA	10.1%
Mean	1.21	1.07			12.5%	7.4%	NA	11.4%

Note: No company used in this calculation for comparative purposes is identical to the Company.

1. *Total Cap refers to total capitalization, which equals Equity Market Value + Total Debt + Pfd. Stock.*
2. *Total Debt refers to total debt amount based on most recent public filings as of 12/4/24.*
3. *Dd refers to Implied Tax-Deductible Debt, which equals the lesser of (a) 30% of Adjusted Taxable Income/Cost of Debt, or (b) Total Debt. LTM Adjusted EBITDA, based on most recent public filings as of 12/4/24, is assumed to be a valid proxy for Adjusted Taxable Income for the selected companies.*
4. *Dnd refers to Implied Non-Tax-Deductible Debt, which equals Total Debt minus Dd.*
5. *Equity Market Value based on closing price on 12/4/24 and on diluted shares as of 12/4/24.*
6. *Pfd. Stock refers to preferred stock, which is the amount as stated in most recent public filings as of 12/4/24.*
7. *Based on actual levered beta per Bloomberg 5-year weekly as of 12/4/24.*
8. *Unlevered Beta = Levered Beta/(1 + ((1 – tax rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Pfd. Stock to Equity Market Value)).*
9. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.*
10. *Kroll Cost of Capital Navigator ("Navigator").*
11. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 12/4/24, based on 20-year U.S. Treasury Bond Yield.*
12. *Based on selected company weighted average interest rate per most recent public filings as of 12/4/24.*
13. *Based on selected company weighted average preferred dividend per most recent public filings 12/4/24.*

NA refers to not available.
Sources: Bloomberg and Capital IQ.

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Weighted Average Cost of Capital Calculation (cont.)

(dollars in millions)

Market Assumptions	
Risk-Free Rate of Return [1]	4.45%
Equity Risk Premium [2]	5.50%
Size Premium [3]	1.39%
Tax Rate [4]	29.00%

Capital Structure Assumptions	
Subject Company Adjusted Taxable Income [5]	$267.0
Subject Company Total Debt [6]	$0.0
Subject Company Dd [7]	$0.0
Subject Company Dnd [8]	$0.0
Total Debt to Total Capitalization [9]	13.9%
Dd to Total Capitalization [10]	0.0%
Dnd to Total Capitalization [10]	13.9%
Total Debt to Equity Market Value	16.2%
Dd to Equity Market Value [10]	0.0%
Dnd to Equity Market Value [10]	16.2%
Preferred Stock to Total Capitalization [9]	0.0%
Equity Market Value to Total Capitalization [9]	86.1%
Preferred Stock to Equity Market Value	0.0%
Cost of Debt [9]	8.2%
Cost of Preferred Stock [9]	NA

Cost of Equity for Computed WACC	
Selected Unlevered Beta [11]	0.94
Computed Levered Beta [12]	1.10
Cost of Equity [13]	11.9%

Computed Weighted Average Cost of Capital		11.4%	
Selected Weighted Average Cost of Capital Range	**10.5%**	--	**12.5%**

1. *Risk-Free Rate of Return as of 12/4/24, based on 20-year U.S. Treasury Bond Yield.*
2. *Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.*
3. *Navigator.*
4. *Forward tax rate, per Company management.*
5. *Company LTM Adjusted EBITDA is assumed to be a valid proxy for Company Adjusted Taxable Income.*
6. *Company Total Debt refers to total debt amount of the Company as of 12/4/24.*
7. *Company Dd refers to Implied Tax-Deductible Debt of the Company, which equals the lesser of (a) 30% of Company Adjusted Taxable Income/Cost of Debt, or (b) Company Total Debt. Based on Capital Structure Assumptions.*
8. *Company Dnd refers to Implied Non-Tax-Deductible Debt of the Company, which equals the Company Total Debt minus Company Dd.*
9. *Based on review of corresponding metrics of selected companies listed on previous page.*
10. *Based on the Company's Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization.*
11. *Based on review of selected companies' unlevered betas listed on Weighted Average Cost of Capital Calculation page.*
12. *Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions.*
13. *Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.*

Sources: Bloomberg and Capital IQ.

23 | Houlihan Lokey

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APPENDIX 04 Benchmarking Data CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Benchmarking Data Projected Growth (FY 2023 EBITDA to FY 2024E EBITDA) 0 0 0 0 0 0 0 0 21.5% 20.8% 19.4% Median: 3.3% 9.2% -2.5% -7.6% -21.9% -34.6% WFRD XPRO OII HLX OIS RNGR Company RES Projected Growth (FY 2024E EBITDA to FY 2025E EBITDA) 22.6% 16.8% 12.2% 12.6% 12.0% Median: 12.2% 8.1% 4.0% HLX OII OIS XPRO RNGR Company WFRD -2. RES 7% Note: No company displayed above for comparative purposes is identical to the Company. Source: Company management, public filings, Capital IQ, and Bloomberg. 25 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Benchmarking Data Projected Growth (FY 2025E EBITDA to FY 2026E EBITDA) 0 0 0 0 0 0 0 13.8% Median: 11.5% 11.6% 11.4% 5.0% 5.0% NA NA NA HLX XPRO OII Company WFRD OIS RNGR RES Profitability (FY 2024E EBITDA Margin) 0 0 0 0 0 0 0 0 30.8% 24.9% 22.3% 19.9% 16.8% 13.1% 12.8% Median: 16.8% 11.4% Company WFRD HLX XPRO RES OII RNGR OIS Note: No company displayed above for comparative purposes is identical to the Company. Source: Company management, public filings, Capital IQ, and Bloomberg. 26 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Benchmarking Data Profitability (FY 2025E EBITDA Margin) 0 0 0 0 0 0 0 30.9% 26.1% 25.3% Median: 16.3% 21.1% 16.3% 14.0% 12.8% 12.4% Company HLX WFRD XPRO RES OII RNGR OIS Internal Investment (FY 2023 Capital Expenditures to EBITDA) HLX WFRD Company OII OIS RNGR RES XPRO 55.5% Median: 37.2% 50.0% 47.1% 34.9% 37.2% 23.1% 18.2% 7.3% HLX WFRD Company OII OIS RNGR RES XPRO Note: No company displayed above for comparative purposes is identical to the Company. Source: Company management, public filings, Capital IQ, and Bloomberg. 27 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Benchmarking Data (cont.) Internal Investment (FY 2024E Capital Expenditures to EBITDA) 0 0 0 0 0 0 0 0 95.0% 41.7% 45.6% 38.6% Median: 35.0% 31.4% 16.0% 20.0% NA HLX WFRD OII XPRO Company OIS RES RNGR Internal Investment (FY 2025E Capital Expenditures to EBITDA) 0 0 0 0 0 0 0 72.7% 33.2% 33.9% Median: 31.8% 30.3% 30.8% 19.3% 19.8% NA WFRD HLX OIS Company OII XPRO RES RNGR Note: No company displayed above for comparative purposes is identical to the Company. Source: Company management, public filings, Capital IQ, and Bloomberg. 28 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

APPENDIX 04 Selected Illustrative “Going Dark” Transaction Detail CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Illustrative Precedent "Going-Dark" Transactions

(shares outstanding and dollars in millions, except per share values)

Announced	Going-Dark Entity	Transaction Value	Shares Outstanding	Estimated Public Float: Shares	Estimated Public Float: %	Shares Repurchased as a % of Outstanding	Market Capitalization at Announcement	Cash-Out Price per Share	One-Day Pre-Announcement Share Price [1]	Implied One-Day Cash-Out Premium [2]	Implied Effect of Premium [3]	One-Day Pre-Announcement Share Price as a % of 52-Week High	Average Daily Trading Volume As % of: Shares Outstanding [4]	Average Daily Trading Volume As % of: Estimated Public Float [4]
8/12/24	Psychemedics Corporation	$3.0	5.9	4.5	75.7%	21.6%	$10.7	$2.35	$1.83	28.4%	8.6%	36.7%	0.2%	0.3%
4/1/24	Ashford Inc.	$5.5	3.4	1.9	54.0%	32.1%	$7.4	$5.00	$2.22	125.2%	162.4% *	17.5%	0.1%	0.3%
10/5/23	Safeguard Scientifics, Inc	$0.0	16.5	11.4	69.1%	0.0%	$17.0	$1.65	$1.03	60.2%	0.0%	26.5%	0.2%	0.2%
4/25/22	BankGuam Holding Company	$8.5	9.7	4.5	45.9%	5.9%	$111.9	$14.75	$11.51	28.1%	1.8%	94.0%	NA	NA
10/30/20	A. M. Castle & Co.	$0.0	73.9	1.6	2.2%	0.0%	$32.6	$0.70	$0.45	55.5%	0.0%	6.4%	0.0%	0.0%
10/19/20	Reliv International, Inc.	$2.5	1.7	1.1	64.1%	38.5%	$6.2	$3.75	$3.81	-1.6% *	-1.1% *	49.2%	0.9%	1.4%
7/10/20	Westell Technologies, Inc.	$7.8	15.8	9.6	60.8%	33.3%	$9.9	$1.48	$0.81	81.6%	163.9% *	42.0%	0.3%	0.5%
9/10/19	Parker Drilling Company	$1.8	15.0	7.7	51.2%	0.4%	$294.7	$30.00	$19.59	53.1%	0.2%	81.3%	0.4%	0.7%
5/31/19	Capstone Therapeutics Corp.	$0.0	54.4	34.7	63.9%	0.7%	$1.1	$0.03	$0.02	23.5%	0.2%	33.8%	0.0%	0.0%
5/2/19	Dynasil Corporation of America	$1.7	17.5	9.2	52.4%	8.3%	$18.3	$1.15	$1.09	5.5%	0.5%	68.1%	0.1%	0.3%
1/14/19	Truett-Hurst, Inc.	$2.4	7.3	7.0	96.1%	13.7%	$8.6	$2.40	$1.88	27.7%	8.4%	58.9%	0.9%	1.0%
12/22/16	Paybox Corp.	$0.1	13.2	5.4	41.1%	1.0%	$5.9	$0.40	$0.36	11.1%	0.1%	47.7%	0.0%	0.0%
12/20/16	Onstream Media Corporation	$0.1	23.8	20.7	86.9%	2.8%	$4.8	$0.20	$0.20	0.0%	0.0%	45.5%	0.1%	0.1%
2/16/16	Speed Commerce, Inc.	$0.0	96.6	72.4	74.9%	0.1%	$2.9	$0.01	$0.03	-67.1% *	-0.1% *	2.5%	0.1%	0.1%
1/18/16	Champion Industries, Inc.	$0.0	11.3	5.0	44.1%	0.8%	$2.8	$0.30	$0.25	20.0%	0.2%	50.0%	0.0%	0.0%
9/29/15	China Housing and Land Development, Inc.	$8.8	7.0	4.6	66.2%	41.6%	$11.1	$3.00	$1.37	119.0%	206.2% *	35.3%	NA	NA
7/27/15	Kansas City Life Insurance Company	$30.1	10.6	3.1	29.5%	5.4%	$463.8	$52.50	$43.03	22.0%	1.3%	84.9%	0.1%	0.3%
8/8/14	The Monarch Cement Company	$3.0	4.0	2.1	53.8%	2.5%	$104.7	$30.00	$26.40	13.6%	0.3%	96.7%	0.0%	0.1%
5/6/13	Emtec, Inc.	$1.1	18.2	4.1	22.8%	5.5%	$17.1	$1.05	$1.10	-4.5% *	-0.3% *	89.4%	0.1%	0.2%
12/14/12	DGT Holdings Corp.	$4.7	3.9	3.9	100.0%	9.0%	$45.6	$13.50	$12.00	12.5%	1.3%	89.5%	NA	NA
8/30/10	CoSine Communications Inc. (nka: WebFinancial Holding LLC)	$0.0	10.1	6.3	62.0%	0.2%	$18.9	$2.24	$1.87	19.8%	0.0%	91.2%	0.1%	0.2%
7/22/10	EDCI Holdings, Inc.	$2.1	6.7	5.7	85.4%	6.1%	$27.0	$5.00	$4.01	24.7%	1.6%	62.2%	0.4%	0.4%
3/1/10	Regency Affiliates, Inc.	$0.1	3.4	1.3	36.8%	0.6%	$11.7	$6.00	$3.37	78.0%	0.4%	74.9%	0.1%	0.2%
8/26/09	Boss Holdings, Inc.	$0.4	2.1	0.8	37.8%	2.4%	$13.1	$7.65	$6.20	23.4%	0.6%	75.2%	0.0%	0.1%
8/24/09	MAXXAM Inc.	$1.7	4.6	NA	NA	3.5%	$49.5	$10.77	$9.35	15.2%	0.5%	47.0%	0.0%	NA
5/27/09	Cuisine Solutions, Inc.	$1.5	17.6	4.9	27.7%	6.7%	$16.2	$1.30	$0.93	39.8%	3.0%	35.1%	0.1%	0.3%
8/4/08	Capital Properties, Inc.	$0.3	3.3	0.8	23.2%	0.4%	$75.1	$25.00	$22.75	9.9%	0.0%	69.3%	0.1%	0.3%
6/30/08	Gouverneur Bancorp, Inc.	$0.1	2.3	0.8	35.0%	0.3%	$18.7	$10.00	$8.06	24.1%	0.1%	40.3%	0.0%	0.1%

1. *Reflects closing share price one-day prior to transaction announcement, per public filings.*
2. *Computed as Cash-Out Price per Share, divided by One-Day Pre-Announcement Share Price.*
3. *Computed as: ((Cash-Out Price per Share - One-Day Pre-Announcement Share Price) * Shares Repurchased) / (Market Capitalization at Announcement - Transaction Value).*
4. *Over 12 months preceding transaction announcement, per Capital IQ.*

* *Excluded from summary statistics calculations.*

Sources: Capital IQ, public filings and press releases.

30 | Houlihan Lokey

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Selected Illustrative Precedent “Going-Dark” Transactions (cont.) (shares outstanding and dollars in millions, except per share values) Shares One-Day Pre- Average Daily Trading Estimated Repurchased Market Cash-Out One-Day Pre- Implied One- Implied Announcement Volume As % of Transaction Shares Public Float as a % of Capitalization at Price per Announcement Day Cash-Out Effect of Share Price as a % Shares Estimated Announced Going-Dark Entity Value Outstanding Shares % Outstanding Announcement Share Share Price [1] Premium [2] Premium [3] of 52-Week High Outstanding [4] Public Float [4] 4/14/08 Peoples-Sidney Financial Corporation $1.3 1.4 1.2 86.3% 7.0% $16.4 $13.47 $12.00 12.3% 0.9% 80.0% 0.1% 0.1% 2/29/08 First Bancorp of Indiana, Inc. $0.4 1.8 1.3 72.6% 1.4% $21.4 $14.00 $12.00 16.7% 0.2% 64.4% 0.1% 0.1% 1/2/08 Oregon Pacific Bancorp $0.3 2.2 1.8 80.6% 0.9% $20.0 $13.00 $9.05 43.6% 0.4% 72.4% 0.1% 0.1% 12/28/07 Peoples Bancorp $2.9 3.1 3.0 95.8% 5.6% $44.2 $16.75 $14.23 17.7% 1.1% 70.1% 0.1% 0.1% 10/25/07 CB Financial Corporation $1.3 1.1 0.9 84.1% 6.2% $17.1 $20.00 $16.00 25.0% 1.7% 96.4% 0.1% 0.1% 12/5/07 Jaclyn, Inc. $3.1 2.5 1.6 66.2% 12.4% $19.1 $10.21 $6.00 70.2% 8.1% 42.1% 0.4% 0.5% 7/2/07 Citizens Financial Corporation $1.2 1.6 0.6 39.8% 10.7% $10.4 $7.25 $6.54 10.9% 1.3% 95.6% 0.0% 0.0% 5/24/07 PSB Group, Inc. $3.1 3.1 3.0 96.0% 4.8% $58.3 $21.00 $15.15 38.6% 1.6% 75.8% 0.1% 0.1% 4/16/07 Northway Financial, Inc. $4.9 1.5 1.2 78.4% 8.7% $50.3 $37.50 $30.11 24.5% 2.1% 78.0% 0.2% 0.2% 2/16/07 Monarch Community Bancorp, Inc. $2.8 2.5 2.1 84.2% 8.1% $31.6 $13.50 $10.60 27.4% 2.1% 81.5% 0.0% 0.1% 1/12/07 Ohio State Bancshares, Inc. $1.9 0.2 0.1 75.2% 10.6% $17.2 $95.00 $92.25 3.0% 0.4% 97.9% 0.4% 0.6% 11/17/06 Charter Financial Corporation $26.5 19.8 3.1 15.4% 2.6% $1,007.8 $52.00 $51.90 0.2% 0.0% 98.0% 0.1% 0.4% 10/6/06 Meritage Hospitality Group, Inc. $0.2 5.4 0.6 10.9% 0.6% $25.4 $5.25 $4.67 12.4% 0.1% 94.3% 0.1% 0.7% 8/15/06 Pegasus Communications Corporation (nka: $0.3 13.2 3.5 26.4% 0.6% $26.2 $3.25 $2.25 44.4% 0.3% 40.3% 0.0% 0.0% The Pegasus Companies, Incorporated) 5/16/06 Advanced Nutraceuticals, Inc. (nka: Bactolac $0.7 4.7 1.4 29.0% 3.6% $16.8 $4.00 $3.78 5.8% 0.2% 75.8% NA NA Pharmaceutical, Inc.) 5/2/06 Harbor Bankshares Corporation $0.4 0.7 0.4 65.4% 1.8% $16.4 $31.00 $25.50 21.6% 0.4% 100.0% 0.1% 0.1% 3/31/06 Mestek, Inc. $9.6 8.7 1.4 16.6% 7.2% $109.9 $15.24 $12.51 21.8% 1.7% 47.0% 0.1% 0.4% 1/26/06 Home City Financial Corporation $0.5 0.8 0.7 83.6% 3.7% $12.7 $17.10 $15.15 12.9% 0.5% 91.0% 0.1% 0.1% 11/2/05 Collins Industries, Inc. $0.6 6.6 4.7 71.3% 1.2% $44.5 $7.70 $6.75 14.1% 0.2% 90.0% 0.2% 0.2% 10/7/05 County Bank Corp $2.9 1.1 0.9 84.5% 4.9% $60.0 $55.00 $53.70 2.4% 0.1% 92.6% 0.1% 0.1% 10/3/05 Yadkin Valley Company $1.0 0.2 0.1 36.2% 7.2% $10.1 $78.00 $56.00 39.3% 3.2% 99.0% NA NA 9/13/05 First Citizens Bancorporation, Inc. $29.6 0.9 0.1 11.8% 4.7% $517.5 $735.00 $600.00 22.5% 1.1% 96.0% 0.0% 0.1% 9/8/05 FirstFed Bancorp, Inc. $14.3 2.4 1.4 58.1% 53.3% $22.0 $11.00 $8.51 29.3% 41.9% 91.1% 0.1% 0.1% 8/19/05 Illini Corporation $1.8 0.5 0.4 67.5% 8.4% $21.1 $40.50 $39.05 3.7% 0.3% 99.5% 0.2% 0.3% 7/22/05 Iowa First Bancshares Corp. $2.5 1.4 1.2 87.8% 4.7% $47.7 $38.00 $34.50 10.1% 0.5% 85.2% 0.1% 0.1% 7/1/05 Cherokee Banking Company $2.4 1.2 0.9 74.9% 11.0% $19.3 $17.75 $15.50 14.5% 1.8% 91.2% 0.1% 0.1% 6/24/05 FC Banc Corp. $1.9 0.7 0.6 88.2% 9.9% $16.8 $29.12 $28.10 3.6% 0.4% 73.9% 0.2% 0.3% 6/7/05 Guaranty Bancshares, Inc. $1.5 2.8 2.0 72.4% 2.2% $107.3 $24.00 $18.99 26.4% 0.3% 74.5% 0.1% 0.1% 1. Reflects closing share price one-day prior to transaction announcement, per public filings. 2. Computed as Cash-Out Price per Share, divided by One-Day Pre-Announcement Share Price. 3. Computed as: ((Cash-Out Price per Share - One-Day Pre-Announcement Share Price) * Shares Repurchased) / (Market Capitalization at Announcement - Transaction Value). 4. Over 12 months preceding transactionannouncement, per Capital IQ. * Excluded from summary statistics calculations. Sources: Capital IQ, public filings and press releases. 31 CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Illustrative Precedent "Going-Dark" Transactions (cont.)

(shares outstanding and dollars in millions, except per share values)

Announced	Going-Dark Entity	Transaction Value	Shares Outstanding	Estimated Public Float: Shares	Estimated Public Float: %	Shares Repurchased as a % of Outstanding	Market Capitalization at Announcement	Cash-Out Price per Share	One-Day Pre-Announcement Share Price [1]	Implied One-Day Cash-Out Premium [2]	Implied Effect of Premium [3]	One-Day Pre-Announcement Share Price as a % of 52-Week High	Average Daily Trading Volume As % of: Shares Outstanding [4]	Average Daily Trading Volume As % of: Estimated Public Float [4]
5/24/05	FFD Financial Corporation	$1.5	1.9	1.6	83.4%	4.1%	$17.8	$19.00	$15.00	26.7%	1.9%	89.6%	0.3%	0.3%
5/18/05	Home Loan Financial Corp.	$2.3	1.7	1.1	66.7%	6.4%	$26.9	$20.75	$15.87	30.7%	2.2%	72.6%	0.1%	0.1%
5/17/05	Community Investors Bancorp, Inc.	$0.6	1.1	0.7	67.1%	3.8%	$13.9	$15.00	$13.25	13.2%	0.5%	82.8%	0.2%	0.3%
4/14/05	United Tennessee Bankshares, Inc.	$5.7	1.1	0.7	62.4%	23.7%	$24.9	$22.00	$20.81	5.7%	1.6%	97.9%	0.1%	0.1%
3/31/05	BF Enterprises Inc.	$2.6	3.5	1.2	35.1%	8.2%	$30.1	$8.95	$7.50	19.3%	1.5%	85.1%	0.1%	0.2%
3/22/05	Mercury Air Group, Inc.	$0.8	3.1	0.1	2.0%	6.3%	$10.6	$4.00	$3.36	19.0%	1.2%	37.4%	0.4%	20.7%
3/16/05	Northeast Indiana Bancorp, Inc.	$0.4	1.4	1.3	93.0%	1.3%	$29.4	$23.50	$20.00	17.5%	0.2%	86.2%	0.4%	0.4%
3/11/05	Lynch Interactive Corporation (nka: LICT Corporation)	$0.3	2.8	NA	NA	0.3%	$66.0	$29.00	$24.99	16.0%	0.1%	76.3%	0.0%	NA
3/3/05	ASB Financial Corp.	$2.0	1.7	1.4	84.8%	5.1%	$37.4	$23.00	$20.65	11.4%	0.6%	70.6%	0.1%	0.1%
2/25/05	First Manitowoc Bancorp, Inc. (nka: Bank First Corporation)	$2.1	6.9	6.3	91.5%	1.5%	$105.8	$19.60	$15.25	28.5%	0.4%	93.8%	0.0%	0.0%
Low		$0.0	0.2	0.1	2.0%	0.0%	$1.1	$0.01	$0.02	0.0%	0.0%	2.5%	0.0%	0.0%
25th Percentile		$0.4	1.6	0.9	38.8%	1.3%	$13.3	$3.81	$2.53	12.5%	0.2%	48.0%	0.1%	0.1%
Median		$1.7	3.2	1.6	66.2%	4.9%	$19.6	$13.49	$11.06	21.6%	0.5%	75.8%	0.1%	0.1%
Mean		$3.4	8.7	4.5	60.4%	7.7%	$63.0	$27.92	$23.38	26.7%	1.9%	70.3%	0.1%	0.6%
75th Percentile		$2.9	9.5	4.5	83.5%	8.2%	$45.3	$23.38	$19.90	28.5%	1.6%	91.1%	0.2%	0.3%
High		$30.1	96.6	72.4	100.0%	53.3%	$1,007.8	$735.00	$600.00	125.2%	41.9%	100.0%	0.9%	20.7%

1. Reflects closing share price one-day prior to transaction announcement, per public filings.
2. Computed as Cash-Out Price per Share, divided by One-Day Pre-Announcement Share Price.
3. Computed as: ((Cash-Out Price per Share - One-Day Pre-Announcement Share Price) * Shares Repurchased) / (Market Capitalization at Announcement - Transaction Value).
4. Over 12 months preceding transaction announcement, per Capital IQ.

* Excluded from summary statistics calculations.

Sources: Capital IQ, public filings and press releases.

32 Houlihan Lokey

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05 DISCLAIMER CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Board of Directors (the “Board”) of Superior Energy Services, Inc. (the “Company”) by Houlihan Lokey in connection with the Board’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. 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